Exhibit 10.8

DATED                                                                22 September 2010

SINGAPORE VOLITION Pte LIMITED

and

VALIRX PLC

_______________________________________________________

AGREEMENT

for the sale and purchase of securities in

ValiBIO SA

_______________________________________________________

Challoner House,

19 Clerkenwell Close,

London,

EC1R 0RR

Dx Box No. 53324 Clerkenwell

Tel. No: +44 (0) 20 7689 7000

Fax No: +44 (0) 20 7689 7001

Email: lawyers@rooksrider.co.uk

www.rooksrider.co.uk

Ref: AJC/GCD/SYR/VAL019-003

AGREEMENT FOR SALE AND PURCHASE OF SHARES

DATE   this  22 day of September 2010

PARTIES

(1)

ValiRx PLC (incorporated and registered in England and Wales under company number 3916791 the registered office of which is at 24 Greville Street, London EC1N 8SS (the "Seller"); and

(2)

Singapore Volition Pte .. Limited incorporated and registered in Singapore under company number 201016543R the registered office of which is at 165 Gangsa Road, Unit 01-70 Singapore 670165 (the "Purchaser").

WHEREAS

(A)

The Seller is the registered owner of the Shares outstanding shares in ValiBio SA of 25 Avenue Georges Lemaître, 6041 Gosselies, Belgium (the “Company”).

(B)

The Purchaser has agreed to purchase all the Shares registered in the name of the Seller (see Schedule 1) on the terms and subject to the conditions hereinafter contained.

(C)

The Company is described as a diagnostic development company described in full outline in the draft business plan appended to the Disclosure Letter and is subject to amendment and refinement as agreed in writing by the parties.

(D)

The Company has secured the patents outlined in Schedule 6 through the patent licence agreements detailed in Schedule 7.

(E)

The Company is the owner of the Domain Names/Websites and the Unregistered Business IP set out in Schedule 6.

IT IS AGREED AS FOLLOWS:

1.

DEFINITIONS

1.1

General definitions

In this agreement, the following definitions apply:

"Accounts"

the Company's audited annual accounts for the financial year ended on the Last Accounting Date, the auditors' report on those accounts and the directors' reports for that year prepared in accordance with GAAP;

"Average Subscription Price"

means the amount of equity raised by the Purchaser after the date of this agreement divided by the number of shares issued (or to be issued) for this equity investment ;

"Business Day"

a day (other than Saturday or Sunday) on which banks are open for commercial business in the City of London;

"Charge"

means the charge over the Shares to be granted by the Purchaser to the Seller in the agreed form;

"Claim"

a Relevant Claim or a Tax Claim;

"Company"

ValiBio SA, 25 Avenue Georges Lemaître, 6041, Gosselies, Belgium (see Schedule 2 for full details);

"Completion"

Completion of the sale and purchase of the Shares in accordance with clause 5;

"Confidential Information"

all trade secrets, data, Know-How and other such information which is for the time being publicly known, used in or otherwise relating to the Company's business (including future business plans), products, services, customers, suppliers and financial or other affairs;

"Consideration”

The consideration to be paid by the Purchaser to the Seller as described in Clause 4;

"Disclosure Letter"

the letter in the agreed form from the Seller to the Purchaser in relation to the Warranties having the same date as this agreement including the bundle of documents attached to it (Disclosure Bundle);

"Encumbrance"

a mortgage, charge, pledge, lien, hypothecation, option, restriction, right of first refusal, right of pre-emption, right of set-off, third-party right or interest, assignment by way of security, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect howsoever arising;

“GAAP”

means generally accepted accounting principles;

"Know-How"

all industrial and commercial processes, data, methodology and techniques not at present in the public domain;

"Intellectual Property"

(a) patents, registered trademarks, service marks, registered designs, applications for any of those rights, trade, business and domain names, unregistered trademarks and service marks, copyrights and topography rights including rights in computer software, unregistered design rights, know-how, rights in inventions and Confidential Information;

(b) the sui generis right for the maker of a database to prevent extraction or re-utilisation or both of the whole or a substantial part of the contents of that database, as described in Directive 96/9/EC on the legal protection of databases; and

(c) rights under licences, consents, orders, statutes or otherwise in relation to a right described in sub-paragraphs (a) and (b) of this definition; in each case in any jurisdiction;

"Intellectual Property Rights (IPR)"

all Intellectual Property owned, used, or required to be used, by the Company in, or in connection within its business;

"Last Accounting Date"

31 December 2009

"Management Accounts"

the Company's unaudited balance sheet and profit and loss account for each Quarter starting on the day after the Last Accounting Date until Completion plus management accounts to the end of the last full calendar month before Completion where Completion does not follow a quarterly reporting period.

"Patent Licence Agreements"

the two Licence Agreements entered into between the Seller and the Company dated 08 March 2010 pursuant to which the Intellectual Property Rights are granted to the Company.

"Purchasers Solicitors"

Abbott Cresswell LLP – Solicitors, 179 Upper Richmond Road West London SW14 8DU

"Relevant Claim"

a claim by the Purchaser involving or relating to a breach of Warranty other than under Clause 6.12;

"Shares"

9023 shares in the Company held by the Seller as set out in Schedule 1 or such other amount of shares representing all of the outstanding shares, rights or interests in the Company other than the two (2) shares held in the name of Patrick Rousseau ;

"Tax" or "Taxation"

any form of tax (including, but not limited to, income tax required to be deducted or withheld or accounted for in respect of any payment), levy, impost, duty, charge, contribution (including, but not limited to, National Insurance contributions), deduction or withholding whenever imposed, collected or assessed by, or payable to, a Taxation Authority and any penalty, charge, cost and interest included in or relating to any of the above or to any obligation in respect of any of the above and any liability to make a payment by way of reimbursement, recharge, indemnity, damages or management charge connected in any way with any taxation (in all cases, regardless of whether such taxes, penalties, charges, costs and interest are directly or primarily chargeable against, recoverable from or attributable to the Company or any other person and regardless of whether the Company has, or may have, any right of reimbursement against any other person);

"Taxation Authority"

any government, state or municipality or any local, statutory, federal or other fiscal, revenue, customs or excise authority, body or official in the United Kingdom or elsewhere; "Tax Claim" a claim by the Purchaser involving or relating to a breach of Tax Warranty; "

"Tax Warranties"

the warranties given by the Seller in Schedule 4;

"Warranties"

means the warranties contained in Schedule 3 and clause 6 of the Agreement and, (unless expressly provided to the contrary or not permitted by the context) the Tax Warranties in Schedule 4; and “Warranty” means any of them;

"Wallonia Agreement"

means the agreement with the Region of Wallonia, Belgium, pursuant to which funding in the form of a soft loan may be received by the Company as attached to the Disclosure Letter;

2.

INTERPRETATION

2.1

In this agreement:

2.1.1

the contents page and clause headings are for convenience only and do not affect its construction;

2.1.2

words denoting the singular include the plural and vice versa;

2.1.3

words denoting one gender include each gender and all genders.

2.2

In this agreement, unless otherwise specified or the context otherwise requires, a reference to:

2.2.1

a person is to be construed to include a reference to any individual, firm, partnership, company, corporation, association, organisation or trust (in each case whether or not having a separate legal personality);

2.2.2

a document, instrument or agreement (including, without limitation, this agreement) is a reference to any such document, instrument or agreement as modified, amended, varied, supplemented or notated from time to time;

2.2.3

a clause or schedule is a reference to a clause of or schedule to this agreement and a reference to this agreement includes its schedules;

2.2.4

writing shall include any mode of reproducing words in a legible and non-transitory form; and

2.2.5

the "agreed form" is a reference to a document in a form agreed prior to the date of this agreement and for the purposes of identification signed by or on behalf of each party.

2.3

A reference in clause 6, Schedule 3 or Schedule 4 to a person's knowledge, information, belief or awareness is deemed to include the knowledge, information, belief or awareness which the relevant person would have had if he had made all reasonable enquiries of the Seller and the Company’s professional advisers and all publicly available Registers relating to the Intellectual Property Rights.

3.

SALE AND PURCHASE OF THE SHARES

3.1

The Seller agrees to sell that number of Shares as are shown against its name in Schedule 1 and the Purchaser, relying on the representations, Warranties and undertakings set out and referred to in this Agreement, agrees to purchase the Shares with effect from Completion for the Consideration as set out in Clause 4.

3.2

The Seller covenants with the Purchaser in relation to the Shares that:

3.2.1

the full legal and beneficial interest in the Shares will be transferred to the Purchaser at Completion on the terms set out in this agreement;

3.2.2

the Shares will be sold with full title guarantee free from all claims, liens, charges, equities, encumbrances and adverse rights of any description and together with all rights attached to them at the date of this agreement or subsequently becoming attached to them;

3.2.3

it shall (and shall insofar as it is able procure that any necessary third party shall) at the expense of the Seller, do, execute and perform all such further acts, deeds, documents and things as the Purchaser may reasonably request to vest its Shares in the Purchaser.

3.3

The Seller shall waive all restrictions on transfer (including pre-emption rights) which may exist in relation to the Shares whether under the Articles or otherwise.

3.4

The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the sale and purchase of all of the shares held by the Seller shall at the same time complete, but completion of the purchase of some of the Shares will not affect the rights of the parties with respect to the purchase of the other Shares.

4.

CONSIDERATION

The total consideration payable to the Seller for the sale of the Shares shall, subject to Clause 5.3C, be:

4.1

US $400,000 payable to the Seller’s Account (the details are listed in Schedule 8) in four equal payments of US $100,000 which, subject to the deduction of payments due directly to Chroma Therapeutics Limited (Chroma) under the terms of the Deed of Novation dated on or around the date of this agreement shall be paid according to the following payment schedule or earlier at the sole discretion of the Purchaser:

4.1.1

US $100,000 payable on the date of Completion which shall be received by the Seller no later than 15 October 2010;

4.1.2

US $100,000 payable 90 days after the date of Completion;

4.1.3

US $100,000 payable 180 days after the date of Completion; and

4.1.4

US $100,000 payable 270 days after the date of Completion.

4.2

Stock with a value of US $600,000 (the “Consideration Shares”) in the Purchaser or a newly listed entity which, subject to such stock being distributed directly to Chroma under terms of the Deed of Novation dated on or around the date of this agreement, shall:

4.2.1

if the Purchaser is listed or if a newly listed entity is created following the merger or reverse takeover of the Purchaser with this listed entity, be distributed to the Seller between 60 and 90 days following the listing, merger or reverse takeover of the Purchaser with the price per share used to calculate the number of shares issued to the Seller to be determined by the 30 day average closing middle market price immediately prior to the issue of the shares to the Seller; or

4.2.2

if the Purchaser is not listed within 350 days of the date of this agreement, be distributed to the Seller with the price per share used to calculate the number of shares issued to the Seller to be equal to the Average Subscription Price at which the Purchaser has raised capital during this period; or

4.2.3

be issued to the Seller, by mutual consent in writing, at a price per share to be agreed between the Parties at any time prior to the Consideration Shares being issued under clause4.2.1 or clause 4.2.2.

whichever of the above occurs first.

4.3

The Consideration Shares shall subject to any regulatory requirements of the exchange in the case of a listing, merger or reverse takeover of the Purchaser, rank pari passu with the existing ordinary shares in the Purchaser (or the listed entity) including the right to receive all dividends declared, made or paid after Completion on condition that:

4.3.1

all the terms, conditions and obligations of the Seller as set out in this Agreement having been completed; and

4.3.2

the Seller comply with the disposal warranty in Clause 6.7.

4.4

If prior to the shares of the Purchaser being listed on a recognised exchange, the Purchaser proposes to allot any shares, those shares shall not be allotted to any person unless the Purchaser has first offered them to the Seller on the same terms, and at the same price, as those shares are being offered to other persons on a pari passu and pro rata basis to the number of shares in the Purchaser held by the shareholders (as nearly as possible without involving fractions) as if the Consideration Shares had been issued.

4.5

The Purchaser shall not, without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed:

4.5.1

amend the Purchaser’s articles of association or the Purchaser 's memorandum of association;

4.5.2

create any new shares or securities having any rights preferential to the rights attaching to the Consideration Shares; or

4.5.3

dispose of the whole (or part) of the Purchaser 's undertaking, other than pursuant to a bona fide arms length transaction with a party which is not connected to the Purchaser of any of its shareholders.

4.6

If, in one or a series of related transactions, one or more shareholders in the Purchaser propose to transfer any of their shares in the Purchaser which would, if carried out, result in any person (the Bidder) (and any person acting in concert with the Bidder), acquiring at least 50 per cent of the shares in the Purchaser, the Purchaser shall procure that the Bidder makes an offer to the other shareholders in the Purchaser to buy all of the Purchaser’s shares in issue for a consideration in cash per share that is at least equal to the highest price per share offered or paid by the Bidder, (or any person acting in concert with the Bidder) in the proposed transfer or in any related previous transaction in the twelve months preceding the date of the proposed transfer.

5.

COMPLETION

5.1

Time and place of Completion

Completion shall take place at the offices of the Purchaser's Solicitors (or such other offices as agreed by the parties) on the date of the satisfaction of the mutual conditions contained in Clauses 5.3, 5.4 and 5.5 which shall take place no later than 15 October 2010.

5.2

Condition

This Agreement is conditional upon and not enforceable until all the Terms and Conditions set out in Clauses 5.3, 5.4 and 5.5 have been fulfilled by both the Purchaser and the Seller.

5.3

Seller’s obligations

A. At Completion the Seller shall deliver (or procure to be delivered) to the Purchaser (where appropriate as agent for the Company):

5.3.1

a duly executed transfer of the Shares;

5.3.2

a copy of the Board Resolution or Minutes (certified by an officer as true and correct) authorising the execution by the Seller of this Agreement and the performance of its obligations hereunder;

5.3.3

the Accounts and the Management Accounts;

5.3.4

a complete list of all creditors, debts, obligations and liabilities (including accrued debts, obligations and liabilities) detailing amounts due and terms of payment (the “Assumed Debts”) (which for the avoidance of doubts shall exclude any invoices from the Seller other than those payable under Clause 5.4.4);

5.3.5

letters of resignation in the agreed form from such of the directors and the secretaries of the Company as the Purchaser shall direct;

5.3.6

all charge, credit or cash cards for the use of any of the resigning directors issued in the name of, or guaranteed by the Company;

5.3.7

the Disclosure Letter

5.3.8

an executed deed of Novation between Chroma Therapeutics Limited (1), the Seller (2), the Company (3), and the Purchaser (4) agreeing to novate the existing licence between Chroma Therapeutics Limited  and the Seller directly to the Purchaser ;

5.3.9

a Consultancy Agreement entered into by the Seller and the Purchaser; and

5.3.10

a letter of comfort from the NOMAD of the Seller.

B. Except as otherwise provided in Clause 5.4.3, the Seller shall retain responsibility for, and indemnify the Company against, any claim for payment of the Assumed Debts listed in accordance with Clause 5.3.4.

C.  The Purchaser may deduct any Assumed Debts not settled, cancelled or cleared within 80 days after the date of Completion (except as provided in Clause 5.4.3) from the next tranche of Consideration payable under Clause 4.1.

5.4

Purchaser's obligations

At Completion the Purchaser shall:

5.4.1

pay the first tranche of the payments set out in section 4.1.1 and agree to the subsequent payments as set out thereafter in section 4.1 no later than 15 October 2010;

5.4.2

appoint Satu Vainikka and George Morris to the Board of the Purchaser or, if the Purchaser merges or completes a reverse takeover with another Company, then to the top controlling Board of the Purchaser.

5.4.3

be responsible for no more than €10,000 of the Assumed Debts listed in accordance with Clause 5.3.4.

5.4.4

be obliged to procure that the Company pays to the Seller, subject to and promptly upon receipt of payment from Wallonia, any eligible claims that may have accrued up to and including the date of Completion, pursuant to the Wallonia Agreement, it being understood that the Seller’s representative – Satu Vainikka - and its agents shall have reasonable access to audit and to review the books and records of the Company, and to discuss with the Company’s relevant personnel, in order to assist in determining eligibility of such claims; and

5.4.5

enter into a side letter with the Seller in the agreed form relating to claims under the Wallonia Agreement.

5.5

Mutual Obligations

At Completion the Seller and the Purchaser shall enter into the Charge.

6.

WARRANTIES

6.1

The Seller warrants to the Purchaser (for itself and for its successors and assigns) on the date hereof in the terms of the Warranties.

6.2

Each of the Warranties and the Tax Warranties shall be construed as a separate and independent provision.

6.3

The Seller waives any and all claims which they might otherwise have in respect of any misrepresentation, inaccuracy in or omission from any information or advice supplied or given by the Company or its officers, employees or advisers, to enable them to give the Warranties or the Tax Warranties.

6.4

The Seller acknowledges that the Purchaser is entering into this agreement in reliance on each Warranty and Tax Warranty with the intention of inducing the Purchaser to enter into this agreement on the basis of and in full reliance upon them.

6.5

The Warranties are qualified by the facts and circumstances fairly and specifically disclosed in the Disclosure Letter. No other knowledge relating to the Company (actual, constructive or imputed) prevents or limits a claim made by the Purchaser for breach of clause 6.1 or 6.2. The Seller may not invoke the Purchaser's knowledge (actual, constructive or imputed) as a defence to a claim for breach of clause 6.1.

6.6

The Seller waives and may not enforce a right which they may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice supplied or given by the Company or a director, officer or employee of the Company for the purpose of assisting the Seller to make a representation, give a Warranty or a Tax Warranty or prepare the Disclosure Letter.

6.7

The Seller warrants that the shares allocated under Clause 4.2 shall:

6.7.1

not be disposed of within the first twelve months after being allocated to the Seller without the prior written consent of the Purchaser (such consent not to be unreasonably withheld); and

6.7.2

in the following twelve (12) month period shall then only be disposed of in an orderly market manner, with notice to be provided to the Purchaser for any disposal in excess of 1% of the Seller’s holding to permit the Purchaser to source a potential buyer. Thereafter the shares allocated under Clause 4.2 may be disposed of at the absolute discretion of the Seller.

6.8

Clause 6.7 does not prevent the Seller from disposing of any Consideration Shares in the following circumstances:

6.8.1

where such disposal is made in the acceptance of any offer made by any third party for the whole of the ordinary share capital of the Purchaser (other than any ordinary share capital owned by the offeror or any concert party of the offeror) which is recommended by a majority of the board of directors of the Purchaser; or

6.8.2

where such disposal is made in the execution of an irrevocable commitment to accept any offer for the whole of the ordinary share capital of the Purchaser (other than any ordinary share capital owned by the offeror or any concert party of the offeror) which is recommended by a majority of the board of directors of the Purchaser; or

6.8.3

where such disposal is made pursuant to an offer by the Purchaser to purchase its own shares which is made on identical terms to all holders of ordinary shares in the Purchaser and otherwise complies with the rules of the market on which the shares are traded; or

6.8.4

to the extent that the sale proceeds (net of incidental costs) are required to meet any liability of the Seller arising out of any of the matters referred to in clause 6.

6.9

The Seller warrants that the execution of this agreement does not constitute a breach or event of default under the terms of the Sale of Shares Agreement (as amended) and any other agreement or agreements with Biofield Corp (“Biofield”) which the Seller warrants as having been terminated and completely null and void. The Seller further warrants that there is no active relationship or liability between Biofield and either ValiBio or ValiRx.

6.10

The Seller warrants that it will continue to perform all its obligations as and when they become due under the terms of the licence agreements entered into between Chronos Therapeutics Limited and Imperial Innovations Limited.

6.11

The Seller warrants that all invoices submitted under Clause 5.4.4 and payable by the Company are valid and in accordance with the terms of the Wallonia Agreement.

6.12

The Seller warrants that the list of Assumed Debts provided under Clause 5.3.4 is a complete valid list as at the time of Completion.

7.

THE PURCHASER'S REMEDIES

7.1

Subject to clause 8, if the Purchaser proceeds to Completion and there is a breach of Warranty and

7.1.1

the value of an asset of the Company is or becomes less than the value would have been had the breach not occurred; or

7.1.2

the Company is subject to or incurs a liability or an increase in a liability which it would not have been subject to or would not have incurred had the breach not occurred;

the Purchaser shall at its discretion either:

7.1.3

demand payment of an amount from the Seller equal to the reduction caused in the value of the Shares as a consequence of the breach of Warranty; or

7.1.4

elect to reduce the consideration payable to the Seller under section 4.1 so as to put the Purchaser into the position it would have been in had there been no breach of Warranty.

8.

LIMITATIONS ON CLAIMS

8.1

The definitions and rules of interpretation in this clause apply in this agreement.

Substantiated Claim: a Relevant Claim in respect of which liability is admitted by the party against whom such Relevant Claim is brought, or which has been adjudicated on by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

A Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

8.2

The liability of the Seller for all Substantiated Claims and any amounts due under clause 8.4 when taken together shall not exceed the Consideration.

8.3

The Seller shall not be liable for a Relevant Claim unless

8.3.1

the amount of a Substantiated Claim, or of a series of connected Substantiated Claims of which that Substantiated Claim is one, exceeds $ 2,000;

8.3.2

the amount of all Substantiated Claims that are not excluded under clause 8.3.1 when taken together exceeds $ 10,000 in which case the whole amount (and not just the amount by which the limit in that clause 8.3.2 is exceeded) is recoverable by the Purchaser.

8.4

The Seller shall indemnify the Purchaser against each reasonable cost which the Purchaser may properly incur whether before or after the start of an action in connection with:

8.4.1

the settlement of a claim against the Seller in respect of a breach or an alleged breach of clause 6.1 or 6.2 or the enforcement of a settlement; and

8.4.2

legal proceedings against the Seller in respect of a breach or an alleged breach of clause 6.1 in which judgment is given for the Purchaser or the enforcement of the judgment.

8.5

The Seller shall not be liable for any Relevant Claim to the extent that the Relevant Claim relates to matters fairly and specifically disclosed in the Disclosure Letter.

8.6

The Seller shall not be liable for any Claim to the extent that the Claim relates to any matter specifically and fully provided for in the Accounts.

8.7

The Seller is not liable for a Relevant Claim unless the Purchaser has given the Seller notice in writing of the Relevant Claim, summarising the nature of the Relevant Claim and the amount claimed within the period of three months from the publication of the audited accounts of the Company for the year ending after Completion (unless previously satisfied, settled or withdrawn) and unless legal proceedings have been validly issued on or before the date six months after the date of the notice of the Relevant Claim.

8.8

The Seller is not liable for a Tax Claim unless the Purchaser has given the Seller notice in writing of the Tax Claim summarising the nature of the Tax Claim and the amount claimed within the period of seven years beginning with the date of Completion (unless previously satisfied, settled or withdrawn) and unless legal proceedings have been validly issued on or before the date six months after the date of the notice of the Tax Claim.

8.9

Nothing in this clause 8 or Schedule 5 applies to a Claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller, its agents or advisers.

8.10

Schedule 5 shall apply in respect of Claims under this agreement.

9.

PURCHASER’S WARRANTIES AND UNDERTAKINGS

9.1

The Purchaser warrants to the Seller (for itself and for its successors and assigns) on the date hereof as follows:

9.1.1

the Purchaser has full power and authority without requiring the consent of any person to enter into and perform its obligations under this agreement;

9.1.2

this agreement will, when executed, constitute lawful, valid and binding obligations of the Purchaser in accordance with their respective terms; and

9.1.3

no receiver or administrative receiver has been appointed in respect of the Purchaser.

9.2

For so long as the Seller holds 10% of the shares in issue of the Purchaser (or its publically traded holding company for a period of 2 years after listing) it shall have the right to appoint two Directors to the Board of such company, subject to any regulatory requirements of the exchange in the case of a listing, merger or reverse takeover of the Purchaser.

9.3

The Seller may nominate a director, and remove a director whom it nominated, by giving notice to the Purchaser. The appointment or removal takes effect on the date on which the notice is received by the Purchaser or, if a later date is given in the notice, on that date. The Seller will consult with the Purchaser prior to any appointment or removal of a director.

9.4

The Purchaser warrants that it has, and undertakes that until the Consideration Shares are issued and allotted it shall maintain, sufficient authorised but unissued equity share capital in the Company and shareholder authority to satisfy in full, without the need for the passing of any further resolutions of its shareholders, its obligations to allot the Consideration Shares, without first having to offer the same to any existing shareholders of the Company or any other person.

10.

OTHER PROVISIONS

10.1

Costs

Each of the parties shall pay its own costs and expenses (including legal fees and VAT (if any)) incurred by it in connection with the negotiation, preparation and execution of this agreement and the completion of the transactions contemplated by this agreement.

10.2

Post-Completion

This agreement shall remain in full force and effect after Completion in respect of all obligations, agreements, covenants and undertakings contained in or implied by this agreement which have not been done, observed or performed at or prior to Completion and in respect of all warranties, representations and indemnities contained in this agreement.

10.3

Further assurance

The Seller shall do, execute and perform all further reasonable acts, deeds, documents and things as may be reasonably requested by the Purchaser in writing from time to time in order to implement all the provisions of this agreement. All costs incurred by the Seller in carrying out such requests shall be borne in whole by the Seller.

10.4

Variation

No variation of this agreement shall be effective unless previously agreed in writing by or on behalf of the Seller and the Purchaser.

10.5

Entire agreement

This agreement and any documents referred to in it contain the entire agreement and understanding between the parties in relation to the matters contemplated by this agreement and supersede all previous agreements between the parties in relation to such matters.

10.6

Waivers and remedies

10.6.1

No failure or delay to exercise, or other relaxation or indulgence granted in relation to, any power, right or remedy under this agreement of any party shall operate as a waiver of it or impair or prejudice it nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

10.6.2

All rights of each of the parties contained in this agreement are in addition to all rights vested or to be vested in it pursuant to common law or statute.

10.7

Severability

Each of the provisions of this agreement is distinct and severable from the others and if at any time one or more of such provisions is or becomes invalid, unlawful or unenforceable (whether wholly or to any extent), the validity, lawfulness and enforceability of the remaining provisions (or the same provision to any other extent) shall not in any way be affected or impaired.

10.8

Assignment

Unless mutually agreed in writing, this agreement may not be assigned in whole or in part by any of the parties.

10.9

Counterparts

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which shall together constitute one and the same agreement.

10.10

Third Parties

Except as provided in clause 6.3 nothing in this agreement confers any rights on any person under the Contracts (Rights of Third Parties) Act 1999.

11.

NOTICES

11.1

Each party may give any notice or other communication under or in connection with this agreement by pre-paid first class post or facsimile transmission addressed to the address or fax number and for the attention of the relevant party as set out in Schedule 9 or such other address or fax number as may be notified in writing from time to time by the relevant party to the other party .. The address for service of each party shall be the address set out in this agreement or such other address for service as the addressee may from time to time notify to the other parties for the purposes of this clause.

11.2

Any such communication will be deemed to be served:

11.2.1

if personally delivered, at the time of delivery and, in proving service, it shall be sufficient to produce a receipt for the notice signed by or on behalf of the addressee;

11.2.2

if by letter, at noon on the Business Day after such letter was posted (or, in the case of airmail, 5 Business Days after such letter was posted) and, in proving service, it shall be sufficient to prove that the letter was properly stamped first class (or airmail), addressed and delivered to the postal authorities; and

11.2.3

if by facsimile transmission at the time and on the day of transmission, and, in proving service, it shall be sufficient to produce a transmission report from the sender's facsimile machine indicating that the facsimile was sent in its entirety to the recipient's facsimile number.

12.

LAW AND JURISDICTION

12.1

This agreement, and all disputes or claims arising out of or in connection with it, shall be governed by and construed in accordance with English law.

12.2

The parties irrevocably and unconditionally agree that the High Court of Justice in England shall have jurisdiction over all disputes or claims arising out of or in connection with this agreement.

13.

DISPUTE RESOLUTION

13.1

Unless stated to the contrary in this Agreement, any dispute between the Parties at any time in regard to any matter arising from the Agreement or its interpretation or rectification shall be submitted for settlement by negotiation by the Chief Executives of each Party. In the event that the dispute cannot be resolved by the Chief Executives within thirty (30) days it shall be referred to and settled by arbitration.

13.2

The arbitration shall be held in the United Kingdom in accordance with the laws of the ICC (International Chamber of Commerce) International court of Arbitration.

13.3

If a party reasonably considers it necessary to prevent or stop any damage of a serious or irremediable nature including a breach of confidentiality, then nothing in this Dispute Resolution Clause will operate to stop it immediately applying to the appropriate court for an injunction or Court Order restraining the other party from breaching or continuing to breach this Agreement.

I N  W I T N E S S  of which this agreement has been duly signed and delivered as a deed on the date written at the beginning of this agreement.

Schedule 1

Details of ValiBIO SA Shareholders

(1) Name and address/registered off of Shareholders	(2) No. and class of Shares held
ValiRx PLC 24 Greville Street London, EC1N 8SS United Kingdom	9023 ordinary shares (or such other number as defined under the definition of “Shares” in this Agreement)
Patrick J Rousseau 4 keu de Bretagne 94000 Breteil France	2 ordinary shares

Schedule 2

Details of the Company

Company name

:

ValiBIO SA

Company number

:

0891.006.861

Incorporated in

:

Belgium

Issued share capital

:

9025 ordinary shares

Directors

:

Patrick J. Rousseau

(Managing Director)

Jake Micallef

(CEO)

Satu Vainikka

(Board Member)

Registered office

:

25 Georges Lemaitre

B – 6041 Gosselies

Belgium

Accounting reference date

:

31 December

Schedule 3

Warranties

1.

CAPACITY

1.1

The Seller has full power and authority without requiring the consent of any person to enter into and perform its obligations under this agreement.

1.2

This agreement will, when executed, constitute lawful, valid and binding obligations of the Seller in accordance with their respective terms.

1.3

No receiver or administrative receiver has been appointed in respect of the Seller.

2.

SHARE CAPITAL

2.1

The Seller is the registered holder and beneficial owner of the Shares.

2.2

The Shares are free from all claims, liens, charges, equities, encumbrances and adverse rights of any description.

2.3

The Seller is entitled to sell and transfer the full legal and beneficial interest in the Shares to the Purchaser on the terms set out in this agreement and without the consent of any person.

2.4

The Shares are fully paid or credited as fully paid.

2.5

None of the Shares was or represents assets which were the subject of a transfer at an undervalue within the meaning of section 238 of the Insolvency Act 1986.

2.6

There is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company.

2.7

None of the Shares has been the subject of a transaction where the transferor of the Shares made a gift of them or a transfer to another person on terms that provide for the transferor to receive no consideration or where the consideration in money or money's worth is significantly less than the value in money or money's worth provided by the transferor.

2.8

The register of members of the Company is correct and properly written up to date.

2.9

The Company has properly made, filed and delivered within the requisite time limits all returns, resolutions and documents required by the relevant statutes and practices.

3.

ACCOUNTS

3.1

The Accounts have been prepared and audited on a proper and consistent basis in accordance with the law and applicable standards, principles and practices generally accepted in the Belgium.

3.2

No change in accounting policies has been made in preparing the accounts of the Company since incorporation, except as stated in the audited balance sheets and profit and loss accounts.

3.3

The Accounts show a true and fair view of the assets, liabilities and state of affairs of the Company as at the Last Accounting Date and of the profits and losses of the Company for the financial year ended on the Last Accounting Date.

3.4

The Accounts fully disclose and make proper provision for all bad and doubtful debts, all liabilities (actual, contingent or otherwise) and all financial commitments existing at the Last Accounting Date.

3.5

The results shown by the audited profit and loss account of the Company for each of the financial years of the Company since incorporation ended on the Last Accounting Date have not (except as disclosed in those accounts) been affected by an extraordinary, exceptional (as such terms are defined in Financial Reporting Standard 3) or non-recurring item or by another fact or circumstance making the profit or loss for a period covered by any of those accounts unusually high or low.

3.6

The Company has not engaged in any financing (including incurring any borrowing or indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Accounts.

3.7

The bases and rates of depreciation and amortisation used in the Accounts were the same as those used in the audited accounts of the Company for the preceding financial years since incorporation.

3.8

The rates of depreciation and amortisation used in the audited accounts of the Company for the financial years of the Company ended on the Last Accounting Date were sufficient to ensure that each fixed asset of the Company will be written down to nil by the end of its useful life.

3.9

The value of the fixed assets of the Company shown in the Accounts is at cost thereof less depreciation deducted from time to time in a consistent manner and there has been no revaluation of such fixed assets since their acquisition.

3.10

The Company has not released a debt shown in the Accounts or its accounting records so that the debtor has paid or will pay less than the debt's book value. None of those debts has been deferred, subordinated or written off or become irrecoverable to any extent. The Seller has no reason to believe that any of those debts will fail to realise its book value in the usual course of collection.

3.11

The Management Accounts

3.11.1

do not materially misstate the state of affairs of the Company for the period to which they relate;

3.11.2

were prepared in accordance with good business practice and policies consistently applied throughout;

3.11.3

reflect the financial operations and state of affairs of the Company as at their date; and

3.11.4

accord in all material respects with the books and ledgers of the Company.

4.

EVENTS SINCE THE LAST ACCOUNTING DATE

4.1

Since the Last Accounting Date,

4.1.1

there has been no material adverse change in the financial position, prospects or turnover of the Company and no event or matter has occurred or is likely to occur which will or is likely to give rise to any such change.

4.1.2

there has been no interruption or alteration in the nature or scope of business of the Company or in the manner in which it has been carried on.

4.1.3

no transaction has been entered into or any material liability assumed or incurred (including contingent liability) or any payment made otherwise than in the ordinary course of business.

4.1.4

there has been no loss of a customer which has accounted for five per cent. or more of the turnover of the Company.

4.1.5

there has been no loss to the Company of any material supplier.

4.1.6

no dividend or distribution has been declared, made or paid to the members of the Company.

4.1.7

no share or loan capital has been allotted or issued or agreed to be allotted or issued.

4.1.8

no major capital expenditure (including the acquisition of a business or of a company) or any proposed major capital expenditure. For this purpose "major capital expenditure" is anything with a value of £50,000 or more.

4.1.9

the Company has not experienced any abnormal market factors which adversely affected the Company which did not affect other similar businesses.

5.

INTELLECTUAL PROPERTY

5.1

Each of the Intellectual Property Rights is so far as the Seller is aware:

5.1.1

 valid and enforceable and nothing has been done or omitted to be done by which it may cease to be valid and enforceable;

5.1.2

either : (i) legally and beneficially owned by, and validly granted to, the Seller alone, free from any licence, encumbrance, restriction on use or disclosure obligation; or (ii) legally and beneficially owned by, and validly granted to, the Company alone, free from any licence, encumbrance, restriction on use or disclosure obligation; and

5.1.3

not, and will not be, the subject of a claim or opposition from any person as to title, validity, enforceability, entitlement or otherwise.

5.2

The Disclosure Letter contains details of' the registered Intellectual Property Rights (including, without limitation, applications for registration) in respect of which the Seller is the registered owner or applicant for registration.

5.3

Renewal and other fees payable in respect of the registered Intellectual Property Rights have been paid and all registration fees have been paid in relation to Intellectual Property where registration has been applied for in the name of a Seller or the Company (as the case may be). There is no outstanding third party request for action to be taken by, or on behalf of, a Seller or the Company in respect of, or in connection with, any of the Intellectual Property Rights.

5.4

Each registrable transaction or instrument under which a Seller or the Company (as the case may be) has an interest in Intellectual Property owned, or previously owned, by another person (including, without limitation, assignments and licences) has been registered with the relevant authorities within 6 months of the date on which such transaction or instrument was entered into.

5.5

So far as the Seller is aware nothing has been done or omitted to be done by which a person is or will be able to seek cancellation, rectification or other modification of a registration of any of the Intellectual Property Rights.

5.6

There is and has been no civil, criminal, arbitration, administrative or other proceeding or dispute in any jurisdiction concerning any of the Intellectual Property Rights. So far as the Seller is aware no civil, criminal, arbitration, administrative or other proceeding concerning any of the Intellectual Property Rights is pending or threatened. To the best of the Seller' knowledge, information and belief, no fact or circumstance exists which might give rise to a proceeding of that type.

5.7

The Seller has not granted nor is obliged to grant a licence, assignment or other right to anyone other than the Company in respect of any of the Intellectual Property Rights.

5.8

The Company has not granted and is not obliged to grant a licence, assignment or other right to anyone in respect of any of the Intellectual Property Rights.

5.9

So far as the Seller is aware there is, and has been, no infringement of any of the Intellectual Property Rights.

5.10

The activities, processes, methods, products and services used, manufactured, dealt in or supplied on or before the date of this agreement by the Company:

5.10.1

are not at the date of this agreement, nor were they at the time used, manufactured, dealt in or supplied, subject to the licence, consent or permission of, or payment to, another person;

5.10.2

so far as the Seller is aware do not at the date of this agreement, nor did they at the time use, manufacture, deal in or supply, infringe the Intellectual Property (including, without limitation, moral rights) of another person; and

5.10.3

have not and so far as the Seller is aware will not give rise to a claim against the Company.

5.11

So far as the Seller is aware no party to an agreement relating to the use by the Company of Intellectual Property owned by it or another person is, or has at any time been, in breach of such agreement.

5.12

The Intellectual Property Rights comprise all the Intellectual Property necessary for the Company to operate its business as carried on at the date of this agreement.

5.13

The Company is not a party to a confidentiality or other agreement which restricts the use or disclosure of information. No disclosure has been made to any person (other than the Purchaser and the Company's and the Purchaser's respective professional advisers) of any Confidential Information except as in the normal course of business.

5.14

The Company does not use, or operate its business under a name other than its corporate name.

5.15

All inventions made by any employees of the Company and which are used by or for the use of the Company belong to the Company and no claim for compensation under section 40 of the Patents Act 1977 or otherwise has been made or is likely to be made against the Company.

5.16

The Company is not reliant upon the particular knowledge of any of its officers or employees in connection with the use and exploitation of its Know-How and other Confidential Information.

6.

LITIGATION

6.1

Neither the Company nor any person for whose acts or defaults the Company may be vicariously liable, is involved, or has since the date of incorporation of the Company been involved, in a civil, criminal, arbitration or administrative proceeding. To the knowledge of the Seller, no civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against the Company or any person for whose acts or defaults the Company may be vicariously liable.

6.2

So far as the Seller is aware no fact or circumstance exists which is likely to give rise to a civil, criminal, arbitration or administrative proceeding involving the Company or any person for whose acts or defaults the Company may be vicariously liable.

6.3

There is no outstanding judgment, order, decree or arbitral award of a court, tribunal, arbitrator or governmental agency in any jurisdiction against the Company or any person for whose acts or defaults the Company may be vicariously liable.

7.

ASSETS AND CHARGES

7.1

The Company has stock and assets as set out in the Accounts.

8.

GUARANTEES

8.1

The Company is not a party to or liable (including, without limitation, contingently) under any guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person's obligation.

8.2

The Company has no loans or borrowings or other facilities of a similar nature except for short term bank overdrafts by way of normal business and a facility from the Region of Wallonia ( The Wallonia Agreement).

8.3

The Company has given no guarantee, security, indemnity, suretyship or comfort except for those connected with the Wallonia Agreement.

8.4

The Company has no outstanding liabilities, including contingent liabilities which have arisen outside the ordinary course of business.

9.

CONTRACTS AND AGREEMENTS

9.1

The Company is a party to the following agreements and has incurred liabilities and obligations as detailed in:

9.1.1

the Accounts, the Disclosure Letter, Management Accounts and ;

9.1.2

the Wallonia Agreement:

9.1.3

material contracts entered into in the ordinary course of the business of the Company as detailed in the Disclosure Bundle.

9.1.4

any management agreement, agency or distributorship agreement;

9.1.5

licence agreements under which the Company has acquired Intellectual Property Rights which attract an annual licence fee and possible royalty payments as detailed in Schedule 7.

9.2

The Company has all licences, permits, consents and authorities necessary for the conduct of the Company's business at the date of this Agreement.  The Company has received no notification of termination and is not aware of any reason why such licences, permits, consents or approvals should be terminated.

9.3

The Seller does not have any knowledge of the invalidity of, or a ground for termination, avoidance or repudiation of, any agreement, arrangement or obligation to which the Company is a party. No party with whom the Company has entered into an agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

9.4

Neither the Company nor so far as the Seller is aware any party with whom the Company has entered into an agreement or arrangement is in breach of the agreement or arrangement. So far as the Seller is aware no fact or circumstance exists which might give rise to a breach of this type.

9.5

The Company is not a party to and is not liable under a long-term (that is, unlikely to have been fully performed in accordance with its terms more than six months after the date on which it was entered into), onerous or unusual agreement, arrangement or obligation including, without limitation:

9.5.1

an agreement, arrangement or obligation entered into other than in the usual course of its business;

9.5.2

an agreement, arrangement or obligation entered into other than by way of a bargain at arm's length;

9.5.3

an agreement, arrangement or obligation which the Company cannot comply with on time or without undue or unusual expenditure of money or effort or;

9.5.4

is incapable of termination, in accordance with its terms, by the Company on 120 days' notice or less.

9.6

During the year ending on the date of this agreement no substantial customer or supplier of the Company has:

9.6.1

stopped, or indicated an intention to stop, trading with or supplying the Company;

9.6.2

reduced, or indicated an intention to reduce, substantially its trading with or supplies to the Company;

9.6.3

changed, or indicated an intention to change, substantially the terms on which it is prepared to trade with or supply the Company (other than normal price and quota changes).

9.7

So far as the Seller is aware no substantial customer or supplier of the Company is likely to:

9.7.1

stop trading with or supplying the Company;

9.7.2

reduce substantially its trading with or supplies to the Company; or

9.7.3

change the terms on which it is prepared to trade with or supply the Company (other than normal price and quota changes).

9.8

Except for a condition or warranty implied by law or otherwise given in the usual course of business, the Company has not given a condition or warranty, or made a representation, in respect of goods or services supplied or agreed to be supplied by it, or accepted an obligation that could give rise to a liability after the goods or services have been supplied by it.

10.

EMPLOYEES AND PENSIONS

10.1

The Company has had personnel employed by and engaged in the business of the Company as detailed in the Disclosure Bundle.

10.2

The Company does not have and has never had any pension schemes entitling employees to retirement or death benefits.

10.3

There are not in existence any stock or share option or incentive schemes or any bonus or profit sharing schemes or similar arrangements in relation to the Company and its employees, directors or officers.

11.

ASSOCIATED BODIES

11.1

The Company has no subsidiaries, subsidiary undertakings or associated companies.

12.

PROPERTY

12.1

The Company has no liability (actual or contingent) arising out of a conveyance, transfer, lease, tenancy, licence, agreement or other document relating to land, premises or any interest in land or premises as seen in the Disclosure Bundle.

13.

POWERS OF ATTORNEY

13.1

The Company has given no power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person other than any authority of directors to enter into routine trading contracts in the normal course of their duties.

14.

INSURANCES

14.1

The Disclosure Letter sets out the details of the Company's insurance policies and there are no insurance claims outstanding or pending.

15.

COMPETITION

15.1

The Company has not given an undertaking or written assurance (legally binding or not) to a governmental authority or an authority of the European Communities or European Economic Area under the Treaty of Rome, agreement on the European Economic Area or other statute or legal instrument in other jurisdictions. The Company is not affected by an order, judgment or regulation made under the competition law of another jurisdiction or by a decision of the Commission of the European Communities or EFTA Surveillance Authority or other regulatory authority or court or a competition authority of another jurisdiction.

15.2

The Company has not received a communication or request for information relating to any aspect of the Company's business or any agreement, arrangement, concerted practice or course of conduct to which the Company is, or is alleged to be, a party from or by the Director General of Fair Trading, Competition Commission, Secretary of State for Trade and Industry, Commission of the European Communities or EFTA Surveillance Authority or a competition or governmental authority of another jurisdiction. No agreement, arrangement or conduct (by omission or otherwise) of the Company has been the subject of an investigation, report or decision by any of those persons or bodies. The Company is not involved in any practice or agreement as a result of which it is likely to receive any such communication or request.

15.3

The Company is not in a dominant position in a market in the European Union or European Economic Area, or a substantial part of a market in the European Union or European Economic Area, for the purposes of Article 86 of the Treaty of Rome and Article 54 of the agreement on the European Economic Area.

15.4

The Company has never received, nor is the Company proposing to receive, any aid (as that term is understood for the purposes of Articles 92 to 94 of the Treaty of Rome) from a member state of the European Union or from state resources.

15.5

The Company is not a party to (or is concerned in) any agreement, arrangement, concerted practice or course of conduct which except with the Region of Wallonia the Wallonia Agreement that is specifically exempt from such provisions under the Articles hereunder (Schedule 11) [Please note that the reference to Schedule 11 was made in error and there is no Schedule 11 to this Agreement.]

15.5.1

falls within Article 85 and / or Article 86 of the Treaty of Rome;

15.5.2

falls within Article 53 and / or Article 54 of the Agreement on the European Economic Area; or

15.5.3

otherwise infringes the competition legislation or practice of any other jurisdiction.

16.

DATA PROTECTION

16.1

The Company complies and has at all times complied with all relevant data protection legislation and regulation.

17.

AGREEMENTS WITH CONNECTED PERSONS

17.1

There is no, and since the date of the incorporation of the Company there has not been any, agreement or arrangement (legally enforceable or not) to which the Company is or was a party and in which the Seller, a director or former director of the Company, or a person connected with any of them is or was interested in any way.

Schedule 4

Tax Warranties

1.1

All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits, were accurate and complete when supplied and so far as the Seller is aware remain accurate and complete in all material respects. None of the above is, or so far as the Seller is aware is likely to be, the subject of any material dispute with any Taxation Authority.

1.2

All Taxation for which the Company is or has been liable or is liable to account for, has been duly paid (insofar as such Taxation ought to have been paid).

1.3

The Company has, within applicable time limits, maintained all records in relation to Taxation as they are required to maintain.

1.4

The Company has complied within applicable time limits with all notices served on them and any other requirements lawfully made of them by any Taxation Authority.

1.5

The Company is not involved in any dispute with any Taxation Authority and has not been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority. The Seller is not aware of any circumstances existing which make it likely that a visit, audit, investigations, discovery or access order will be made in the next 12 months.

1.6

The Company is not and so far as the Seller is aware or will not become, liable to make any person (including any Taxation Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than the Company).

1.7

The Accounts make proper provision or reserve within generally accepted accounting principles for any period ended on or before the date to which they were drawn up for all Taxation assessed or liable to be assessed on the Company, or for which the Company is accountable at that date, whether or not the Company has (or may have) any right of reimbursement against any other person. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

1.8

The book value shown in, or adopted for the purposes of, the Accounts as the value of each of the assets of the Company, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under relevant legislation.

Schedule 5

1.

MITIGATION AND RESCISSION

1.1

The Purchaser shall, and shall procure that the Company shall, take all reasonable steps to avoid or mitigate any loss or liability which may give rise to a Relevant Claim.

1.2

The Purchaser agrees that rescission shall not be available as a remedy for any breach of this agreement and agrees not to claim that remedy.

2.

LIMITATIONS

No Claim shall be admissible and the Seller shall not be liable in respect thereof to the extent that:

(a)

the liability arises as a result of or is otherwise attributable to any voluntary act, transaction or omission of the Company or the Purchaser or their respective directors, employees or agents on or after Completion other than as required by law or a legally binding obligation entered into prior to Completion; or

(b)

any Claim or the subject matter thereof has been or is made good or is otherwise compensated for (otherwise than by the Purchaser or any member of the Purchaser's Group); or

(c)

the liability comprises penalties, charges or interest arising directly or indirectly from any act, transaction or omission of the Purchaser or the Company after Completion.

3.

INSURANCES

If, in respect of any matter which would give rise to a Relevant Claim, the Purchaser or the Company is entitled to make a claim under any policy of insurance, then no such matter shall be the subject of a Relevant Claim and no Relevant Claim shall lie unless and until the Purchaser, or the Company (as the case may be) has made a claim against its insurers. Liability in respect of any such Relevant Claim shall then be reduced by the amount recovered under such policy of insurance (less all reasonable costs, charges and expenses incurred by the Buyer in recovering that sum from its insurers), or extinguished if the amount recovered exceeds the amount of the Relevant Claim.

4.

RECOVERY FROM THIRD PARTIES

4.1

Where the Purchaser or the Company is at any time entitled to recover from some other person (not being the Purchaser or any member of the Purchaser's Group) (Third Party) any sum in respect of any matter giving rise to a Relevant Claim, the Purchaser shall take all reasonable steps to enforce such recovery before making a Relevant Claim.

4.2

If the Purchaser recovers any amount from a Third Party, the amount of the Relevant Claim shall then be reduced by the amount recovered (less all reasonable costs, charges and expenses incurred by the Purchaser in recovering that sum from such Third Party) or be extinguished if the amount recovered exceeds the amount of the Relevant Claim.

4.3

If the Seller at any time pay to the Purchaser an amount pursuant to a Relevant Claim and the Purchaser subsequently becomes entitled to recover from a Third Party any sum in respect of the matter giving rise to such Relevant Claim, the Purchaser shall take all reasonable steps to enforce such recovery, and shall repay to the Seller as soon as practicable so much of the amount paid to the Purchaser as does not exceed the sum recovered from such Third Party (less all reasonable costs, charges and expenses incurred by the Purchaser in recovering that sum from such Third Party).

5.

RETROSPECTIVE LEGISLATION

No liability shall arise in respect of any Claim to the extent that such liability arises or is increased wholly or partly as a result of any legislation not in force at the date of this agreement which takes effect retrospectively.

6.

CONTINGENT LIABILITIES

If any Claim arises by reason of some liability of the Company which, at the time such Claim is notified to the Seller), is contingent only or otherwise not capable of being quantified, the Seller shall not be under any obligation to make any payment in respect of such breach or Claim unless and until such liability ceases to be contingent or becomes capable of being quantified, as the case may be, provided that this occurs before the expiry of the time limits set out in clause 8.7 or 8.8 as the case may be. Provided that such Claim has been notified to the Seller in accordance with clause 8.7 or 8.8 as the case may be, the proviso to those clauses shall be amended in relation to such Claim so as to require that (subject to the time limit imposed by clause 8.7 or 8.8 as the case may be) legal proceedings be commenced within 6 months from the date on which the said liability ceases to be contingent or becomes capable of being quantified, as the case may be, in order for the liability of the Seller not to determine.

7.

ASSIGNEES

Any third party who is entitled under the terms of this agreement to claim against the Seller or any of them shall be subject to the provisions of this Schedule 5 as if it were the Purchaser.

Schedule 6

Section A – Registered IP

1.

PATENTS

(i)

Registered:

Patent Title	Country	Field	Number	Priority Date	Expiry Date	Owner
Detection of Histone Modifications in Cell-Free Nucleosomes	Europe	Oncology	PCT/GB2004/003564	18 August 2003	17 August 2023	Chroma Therapeutics Limited

(ii)

Applications pending

Patent Title	Country	Field	Number	Priority Date	Expiry Date	Owner
Detection of Histone Modifications in Cell-Free Nucleosomes	USA	Oncology	PCT/GB2004/003564	18 August 2003	17 August 2023	Chroma Therapeutics Limited
Method for determining Chromatin Structure	Europe / USA	Oncology	PCT/GB02/00308	5 July 2001	4 July 2021	Imperial College Innovations

2.

DOMAIN NAMES/WEBSITES

Domain name	Registration date	Renewal date
• www.valiBio.com	• 31st December 2007	• 30th August 2010
• www.volitionrx.com	• 14th May 2010	• 13th May 2011

Section B – Material unregistered Business IP

Description	Type of IP	Description of use within Business
Nucleosomics	Trademark	Diagnostic product description
Hypergenomics	Trademark	Diagnostic product description

Schedule 7

Patent Licence Agreement

Party 1	Party 2	Date	Patent	Territory
ValiPharma Limited	ValiBio SA	8 March 2010	PCT/GB02/00308	Worldwide
ValiRx Plc	ValiBio SA	8 March 2010	PCT/GB02004/003564	Worldwide

The Licence Agreement between ValiRx Plc and ValiBio SA as set out above has been novated to the Purchaser by way of a deed of novation dated on or around the date of this Agreement.

Schedule 8

ValiRx Wiring Details

Name of Bank:	The Royal Bank of Scotland PLC
Sort Code:	16-00-02
Account Number:	20362531
BIC:	RBOS GB 2L
IBAN:	GB02 RBOS 16000 220 362531

Schedule 9

Notice Details

Singapore Volition:

Singapore Volition Pte. Limited

150 Orchard Road,

Orchard Plaza,

08-02,

Singapore,

238841

and

49 A & B Hanover Gate Mansions,

Park Road,

London,

NW1 4SN

For the attention of:

Cameron Reynolds

Fax Number:

+65 63 33 7235

(Singapore) and

+44 (0) 20 7724 2734

(London)

Email:

c.reynolds@volitionrx.com

ValiRx:

ValiRx Plc

24 Greville Street,

London,

EC1N 8SS.

For the attention of:

The CEO

Fax Number:

+44 (0) 20 3008 4415

Signed by

for and on behalf of

SINGAPORE VOLITION

PTE LIMITED

/s/ Cameron Reynolds

Cameron Reynolds

Signed by

for and on behalf of

VALIRX PLC

/s/ Nicholas Thorniley

Nicholas Thorniley